Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC REPORTS FISCAL YEAR-END 2011 RESULTS

OKLAHOMA CITY (October 18, 2011) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the fourth quarter and fiscal year ended August 31, 2011. For fiscal 2011, the company reported system-wide positive same-store sales of 0.5%, with an increase of 1.8% at company drive-ins and 0.4% at franchise drive-ins. This improvement compares to a decline of 7.8% for fiscal 2010.

Key highlights of the company’s fourth quarter report included:

•	The company’s net income for the fourth quarter of fiscal 2011 was $0.20 per diluted share compared with net income per diluted share of $0.08 in the fourth quarter of fiscal 2010;

•	System-wide same-store sales decreased 0.5% during the fourth quarter, with an increase of 0.4% at company drive-ins and a decrease of 0.6% at franchise drive-ins; and

•	Franchise drive-in openings totaled 14 for the quarter, bringing year-to-date openings to 40.

“It is encouraging to see our service and product initiatives making a positive impact on sales,” said Clifford Hudson, Chairman and Chief Executive Officer. “One of the notable achievements in fiscal 2011 was company drive-in sales’ performance. Company drive-ins completed the fiscal year with a 1.8% increase in same-store sales, out-performing the system. This area of our business continues to present one of the best near-term opportunities for disproportionate enhancement of earnings and shareholder value.”

“In addition to showing sales improvements in fiscal 2011, we also refinanced our debt at attractive terms,” continued Hudson. “This new capital structure provides us financial flexibility at a favorable interest rate. With this facility in place, we expect to generate approximately $35 million to $40 million of free cash flow1 during fiscal 2012. We believe the recently announced $30 million share repurchase program is an effective use of our cash and will optimize shareholder value.”

“We are pleased with the overall trajectory of our business. Same-store sales for the system continue to be positive in the current fiscal quarter which is on track with our expectations. While we expect continued sales volatility due to external economic challenges, we believe the improvements we have made to our business will continue to yield positive results in 2012 and for the long term,” concluded Hudson.

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures and debt principal payments.

Financial Overview

For the 12 months ended August 31, 2011, revenues declined 0.9% to $546.0 million from $550.9 million in the prior year. The decrease in revenues is primarily attributable to the refranchising of 22 company drive-ins over the last two fiscal years. For the fourth quarter ended August 31, 2011, revenues decreased 2.5% to $151.2 million from $155.1 million in the year-earlier period.

Net income for fiscal year 2011 totaled $19.2 million or $0.31 per diluted share compared with net income of $21.2 million or $0.34 per diluted share for the same period in 2010. Excluding the items outlined below, net income and net income per diluted share for the year increased 9% and 10%, respectively. The company’s net income for the fourth quarter of fiscal 2011 totaled $12.3 million or $0.20 per diluted share compared with net income of $4.7 million or $0.08 per diluted share in the year-earlier quarter. During the fourth quarter of fiscal 2010, the company recognized an impairment charge of $15.0 million, primarily comprised of a write down to fair value of company drive-ins.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Fiscal Year Ended		Fiscal Year Ended		Year-Over-Year
	August 31, 2011		August 31, 2010		Percent Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported – GAAP	$19,225	$0.31	$21,209	$0.34	-9%	-9%
After-tax net loss from early extinguishment of debt	14,439	0.24	202	—
Tax benefit from favorable tax settlement	(1,073)	(0.02)	—	—
Refranchising loss	—	—	492	0.01
Impairment provision	—	—	9,776	0.16
Tax benefit of stock option exchange program	—	—	(1,751)	(0.03)

Adjusted—Non-GAAP	$32,591	$0.53	$29,928	$0.48	9%	10%

Same-Store Sales

For the 12 months ended August 31, 2011, system-wide same-store sales increased 0.5% compared to the prior year. The increase was comprised of a 1.8% increase at company drive-ins and a 0.4% increase in same-store sales at franchise drive-ins for fiscal 2011. For the fourth fiscal quarter ended August 31, 2011, system-wide same-store sales decreased 0.5% which was comprised of a 0.4% increase at company drive-ins and a decrease of 0.6% at franchise drive-ins.

Development

For fiscal 2011 there were 43 new drive-in openings including 40 new franchise drive-ins. Across the Sonic system, a total of 17 new drive-ins were opened in the fourth quarter, of which 14 were opened by franchisees, versus 25 new drive-in openings during the fourth quarter of fiscal 2010, of which 24 were franchise drive-ins. New franchise drive-in openings in fiscal 2012 are expected to total between 30 and 40.

Fiscal Year 2012 Outlook

The company expects its initiatives to drive sales improvements going forward. However, uncertainty with regard to the macroeconomic environment and its impact on consumer confidence may result in greater-than-expected sales volatility. The outlook for fiscal 2012 anticipates the following elements:

—	The opening of 30 to 40 new franchise drive-ins;

—	Positive same-store sales; a 1% change in same-store sales equates to approximately $0.03 in net income per diluted share;

—	Flat restaurant-level margins as a result of labor efficiencies, offset by commodity cost increases, particularly in the first half of the fiscal year;

—	Selling, general and administrative expenses of $69 to $70 million;

—	Depreciation and amortization of $41 to $42 million;

—	Interest expense of approximately $32 million;

—	An income tax rate of between 37% and 38%; and

—	Capital expenditures in the range of $25 to $30 million.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (888) 215-6896 or (913) 312-0728 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 2491252. The replay will be available until Tuesday October 25, 2011. An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company’s website, www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company-owned drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company-owned and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2011	2010	2011	2010
Statement of Operations
Revenues:
Company drive-in sales	$113,366	$115,406	$410,820	$414,369
Franchise drive-ins:
Franchise royalties	35,477	35,764	124,127	122,385
Franchise fees	473	816	1,744	2,752
Lease revenue	1,676	1,795	6,023	6,879
Other	192	1,291	3,237	4,541

	151,184	155,072	545,951	550,926
Costs and expenses:
Company drive-ins:
Food and packaging	31,957	31,888	115,516	114,281
Payroll and other employee benefits	40,404	40,548	148,472	145,688
Other operating expenses, exclusive of depreciation and amortization included below	24,538	25,149	91,303	94,690

	96,899	97,585	355,291	354,659

Selling, general and administrative	16,165	16,295	64,943	66,847
Depreciation and amortization	10,419	10,657	41,225	42,615
Provision for impairment of long-lived assets	511	14,973	824	15,161

	123,994	139,510	462,283	479,282

Other operating income (expense), net	330	(58)	585	(763)

Income from operations	27,520	15,504	84,253	70,881

Interest expense	8,186	8,281	32,600	36,707
Interest income	(193)	(204)	(706)	(948)
Net loss from early extinguishment of debt	10	—	23,035	314

Net interest expense	8,003	8,077	54,929	36,073

Income before income taxes	19,517	7,427	29,324	34,808
Provision for income taxes	6,959	2,431	9,154	8,969

Net income—including noncontrolling interests	12,558	4,996	20,170	25,839
Net income—noncontrolling interests	272	341	945	4,630

Net income—attributable to Sonic Corp.	$12,286	$4,655	$19,225	$21,209

Net income per share attributable to Sonic Corp.:
Basic	$0.20	$0.08	$0.31	$0.35

Diluted	$0.20	$0.08	$0.31	$0.34

Weighted average shares used in calculation:
Basic	61,954	61,627	61,781	61,319

Diluted	62,155	61,706	61,943	61,576

SONIC CORP.

Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2011	2010	2011	2010
Drive-Ins in Operation:
Company drive-ins:
Total at beginning of period	445	458	455	475
Opened	3	1	3	5
Acquired from (sold to) franchisees	1	—	(5)	(16)
Closed (net of re-openings)	(3)	(4)	(7)	(9)

Total at end of period	446	455	446	455

Franchise:
Total at beginning of period	3114	3,112	3,117	3,069
Opened	14	24	40	80
Acquired from (sold to) company	(1)	—	5	16
Closed (net of re-openings)	(12)	(19)	(47)	(48)

Total at end of period	3,115	3,117	3,115	3,117

System-wide:
Total at beginning of period	3,559	3,570	3,572	3,544
Opened	17	25	43	85
Closed (net of re-openings)	(15)	(23)	(54)	(57)

Total at end of period	3,561	3,572	3,561	3,572

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2011	2010	2011	2010
Sales Analysis
Company drive-ins:
Total sales	$113,366	$115,406	$410,820	$414,369
Average drive-in sales	255	251	920	893
Change in same-store sales	0.4%	-6.1%	1.8%	-8.8%

Franchise drive-ins:
Total sales	$921,758	$910,675	$3,278,208	$3,205,507
Average drive-in sales	296	295	1,054	1,043
Change in same-store sales	-0.6%	-6.4%	0.4%	-7.6%

System-wide:
Change in total sales	0.9%	-4.9%	1.9%	-5.7%
Average drive-in sales	$291	$289	$1,037	$1,023
Change in same-store sales	-0.5%	-6.4%	0.5%	-7.8%

Note: Change in same-store sales based on drive-ins open for a minimum of 15 months.

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2011	2010	2011	2010
Margin Analysis (percentage of company drive-in sales)
Company drive-ins:
Food and packaging	28.2%	27.6%	28.1%	27.6%
Payroll and employee benefits**	35.6%	35.1%	36.1%	35.2%
Other operating expenses	21.7%	21.9%	22.3%	22.8%

Cost of sales, as reported	85.5%	84.6%	86.5%	85.6%

Noncontrolling interests**	0.2%	0.3%	0.2%	1.1%

Pro forma cost of sales, including noncontrolling interests	85.7%	84.9%	86.7%	86.7%

** Effective April 1, 2010, the Company revised its compensation program. Most managers changed from partners to employees and their compensation is now reflected in Payroll and employee benefits rather than Noncontrolling interests.

	Aug. 31, 2011	Aug. 31, 2010
Balance Sheet Data
Current assets	$93,457	$133,928
Property, equipment and capital leases, net	464,875	489,264
Total assets	679,742	737,320
Current liabilities, including capital lease obligations and long-term debt due within one year	71,279	118,608
Obligations under capital leases due after one year	30,302	32,872
Long-term debt due after one year	481,835	529,872
Total liabilities	627,909	714,754
Stockholders’ equity	51,833	22,566

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